NAVARRE CORPORATION



          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                           THREE MONTHS ENDED  SIX MONTHS ENDED
                                              SEPTEMBER 30,      SEPTEMBER 30,
                                             1997      1996     1997      1996
                                           --------   -------  -------   -------

Weighted average shares outstanding           6,902     6,760    6,902     6,596
Net effect of dilutive stock options
   and warrants - based on the treasury
   stock method                                 286       804     --         898
                                           --------   -------  -------   -------
Total                                         7,188     7,564    6,902     7,494
                                           ========   =======  =======   =======
Net income(loss)                           $    519   $    93  $  (541)  $   294
                                           ========   =======  =======   =======
Net income(loss) per common share          $    .07   $   .01  $  (.08)  $   .04
                                           ========   =======  =======   =======